Shareholder Response Summary Report
                                Ayco Growth Fund
                                November 25, 2003



1. To approve or disapprove an Agreement and Plan of Reorganization ("Reorganization Agreement") providing for the (a) Transfer of all of the assets of the Fund to the Goldman Sachs Capital Growth Fund ("GS Fund"), a series of Goldman Sachs Variable Insurance Trust ("GS Trust"), in exchange for shares of the GS Fund having an aggregate value equal to the net assets of the Fund and the assumption by the GS Fund of all of the liabilities of the Fund and (b) the subsequent liquidation of the Fund.

                                            % of Outstanding      % of Shares
                           No. of Shares        Shares               Voted
                           -------------        ------               -----

     Affirmative           1,643,057.210        98.085%              98.705%
     Against                   6,138.656          .366%                .369%
     Abstain                  15,410.985          .920%                .926%

     Total                 1,664,606.851        99.371%             100.000%


2. To approve or disapprove a proposed new Investment Agreement between The Ayco Company, L.P., the Fund's current investment manager, and the Trust, with the respect to the Fund.

                                            % of Outstanding      % of Shares
                           No. of Shares        Shares               Voted
                           -------------        ------

     Affirmative           1,643,599.068        98.117%              98.738%
     Against                     5,596.798       .334%                 .336%
     Abstain                   15,410.985        .920%                 .926%

     Total                 1,664,606.851        99.371%             100.000%